As filed with the Securities and Exchange Commission on November 8, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WARNER CHILCOTT PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ireland	98-0626948
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
1 Grand Canal Square Docklands Dublin 2, Ireland +353 1 897 2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ryan Sullivan, Esq. General Counsel Warner Chilcott Corporation 100 Enterprise Drive Rockaway, New Jersey 07866 (973) 442-3200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Michael Kaplan, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, $0.01 par value
Preferred Shares, $0.01 par value
Debt Securities
Warrants
Purchase Contracts
Units

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement, including securities that may be issued upon exercise, conversion or exchange of, or pursuant to anti-dilution adjustments with respect to, any securities that provide for that issuance or adjustment. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

WARNER CHILCOTT PLC

Ordinary Shares, Preferred Shares, Debt Securities,

Warrants, Purchase Contracts and Units

We may offer from time to time ordinary shares, preferred shares, debt securities, warrants, purchase contracts or units. In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our ordinary shares are listed on The NASDAQ Stock Exchange under the trading symbol “WCRX.”

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 1, and in any comparable section of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2012

You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus we provide to you. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise noted or the context otherwise requires, references in this prospectus to “Warner Chilcott,” “the Company,” “our company,” “we,” “us” or “our” refer to Warner Chilcott plc and its direct and indirect subsidiaries.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

WARNER CHILCOTT PLC

We are a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. Our franchises are comprised of complementary portfolios of established branded and development-stage products that we actively manage throughout their life cycles.

Our principal executive offices are located at 1 Grand Canal Square, Docklands, Dublin 2, Ireland. Our telephone number at this address is +353 1 897 2000. We maintain a website at www.wcrx.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					Six Months Ended
	2007	2008	2009	2010	2011	June 30, 2012
						(Unaudited)

Ratio of earnings to fixed charges	1.4x	1.2x	6.2x	2.2x	2.1x	3.2x

For purposes of these computations, earnings consist of income from continuing operations before income taxes, plus fixed charges, plus the amortization of capitalized interest, less interest capitalized. Fixed charges include interest on indebtedness from both continuing and discontinued operations, amortization of debt issuance costs and premium, capitalized interest and the portion of lease rental expense representative of interest. We estimate the interest component of lease rental expense to be one-third of lease rental expense.

As of the date of this prospectus, we have not issued any preferred shares, and therefore our ratio of earnings to fixed charges and preferred share dividends would be the same as our ratio of earnings to fixed charges.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that we or certain selling shareholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

References to “Warner Chilcott,” “our company,” “we,” “us,” or “our” in “Description of Warner Chilcott plc Share Capital,” “Description of Debt Securities,” “Description of Warrants,” “Description of Purchase Contracts” and “Description of Units” refer solely to Warner Chilcott plc and not its subsidiaries.

DESCRIPTION OF WARNER CHILCOTT PLC SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our memorandum and articles of association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum and articles of association and the Irish Companies Acts. Copies of our memorandum and articles of association are incorporated by reference herein and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

General

We are a public limited company incorporated under the laws of Ireland. Our registered office is located at 1 Grand Canal Square, Docklands, Dublin 2, Ireland.

Capital Structure

Authorized Share Capital. Our authorized share capital is €40,000 and $6,000,000, divided into 40,000 ordinary shares with a par value of €1 per share, 500,000,000 ordinary shares with a par value of $0.01 per share and 100,000,000 preferred shares with a par value of $0.01 per share. The authorized share capital includes 40,000 ordinary shares with a par value of €1 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies. We may issue shares subject to the maximum prescribed by our authorized share capital contained in our memorandum of association.

As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, our articles of association authorize our board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of our incorporation in June 2009.

The authorized share capital may be increased or reduced by way of an ordinary resolution of our shareholders. The shares comprising our authorized share capital may be divided into shares of such par value as the resolution shall prescribe.

Ordinary Shares. The rights and restrictions to which the ordinary shares are subject are prescribed in our articles of association. Our articles of association entitle our board of directors, without shareholder approval, to determine the terms of preferred shares we issue.

Preferred Shares. Preferred shares may be preferred as to dividends, rights on a winding up or voting in such manner as our directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at our option, and may be convertible into or exchangeable for shares of any other class or classes of Warner Chilcott plc, depending on the terms of such preferred shares. Such terms will be described in the applicable prospectus supplement.

Issued Share Capital. As of October 31, 2012, we had issued approximately 250.5 million ordinary shares with a par value of $0.01 each. All shares issued are fully paid up.

Preemption Rights, Share Warrants and Share Options

Certain statutory preemption rights apply automatically in favor of shareholders under Irish company law where shares are to be issued for cash. However, we have opted out of these preemption rights in our articles of association as permitted under Irish company law. Because Irish law requires that this opt-out be renewed every five years by a special resolution of the shareholders, our articles of association provide that this opt-out will expire five years from the date of our incorporation. A special resolution requires not less than 75% of the votes of our shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to our pre-existing shareholders pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

Our articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Thus, the board may issue shares upon exercise of warrants or options without shareholder approval or authorization.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means our accumulated realized profits, less our accumulated realized losses. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, our aggregate called-up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant accounts.” The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts that give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by our articles of association. Our articles of association authorize our directors to declare such dividends as appear justified from our profits without the approval of shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. Dividends can be declared and paid in the form of cash or non-cash assets.

Our directors may deduct from any dividend payable to any shareholder all sums of money (if any) payable by such shareholder to our company in relation to our shares.

Our directors are also entitled to issue shares with preferred rights to participate in dividends we declare. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases and Redemptions

Overview

Article 3(d) of our articles of association provides that any ordinary share that we have acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, our repurchase of ordinary shares will technically be effected as a redemption of those shares as described below under “— Repurchases and Redemptions by Warner Chilcott plc.” If our articles of association did not contain Article 3(d), repurchases by our company would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “—Purchases by Subsidiaries of Warner Chilcott plc,” including the shareholder approval requirements described below and the requirement that any market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back ordinary shares of Warner Chilcott plc, we are referring to the redemption of ordinary shares by Warner Chilcott plc pursuant to Article 3(d) of the articles of association or the purchase of ordinary shares of Warner Chilcott plc by a subsidiary of Warner Chilcott plc, in each case in accordance with our articles of association and Irish company law as described below.

Repurchases and Redemptions by Warner Chilcott plc

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. We may only issue redeemable shares where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may be, upon redemption, cancelled or held in treasury. Shareholder approval will not be required to redeem our shares.

Our board of directors is also entitled to issue preferred shares which may be redeemed at the option of either our company or the shareholder, depending on the terms of such preferred shares. Please see “—Capital Structure—Authorized Share Capital” above for additional information on redeemable preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by our company at any time must not exceed 10% of the nominal value of our issued share capital. While we hold shares as treasury shares, we cannot exercise any voting rights in respect of those shares. We may cancel treasury shares or re-issue them subject to certain conditions.

Purchases by Subsidiaries of Warner Chilcott plc

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to make either market or non-market purchases of our shares. A general authority of our shareholders is required to allow one of our subsidiaries to make market purchases of our shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular market purchase by a subsidiary of our shares is required. Our shareholders adopted a resolution to permit subsidiaries to make market purchases of our shares once The NASDAQ Stock Exchange (“NASDAQ”) became a recognized stock exchange for this purpose. This authority expired at our 2010 annual general meeting. We may seek the renewal of such general authority, which must expire no later than 18 months after the date on which it was granted, in the future. In order for one of our subsidiaries to make a market purchase of our shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ, on which our shares are listed, is now specified as a recognized stock exchange for this purpose by Irish company law. Details of any market purchases of our shares by our subsidiaries must be disclosed on our website.

For a non-market purchase by one of our subsidiaries, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at our registered office.

The number of shares held by our subsidiaries at any time will count as treasury shares for the purposes of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our shares must be funded out of distributable reserves of the subsidiary.

Bonus Shares

Under our articles of association, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or our share premium account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under our articles of association, we may by ordinary resolution consolidate and divide all or any of our share capital into shares of larger par value than our existing shares or subdivide our shares into smaller amounts than is fixed by our articles of association.

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution and subject to confirmation by the High Court of Ireland, reduce or cancel our issued share capital in any way.

General Meetings of Shareholders

We are required to hold an annual general meeting at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year and no more than nine months after our fiscal year-end. Any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the 15-month requirement described in this paragraph, our articles of association include a provision reflecting this requirement of Irish law.

Our extraordinary general meetings may be convened (i) by the board of directors, (ii) on requisition of the shareholders holding not less than 10% of our paid up share capital carrying voting rights or (iii) on requisition of our auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time.

Notice of a general meeting must be given to all of our shareholders and to our auditors. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice, but only with the consent of our auditors and all of our shareholders entitled to attend and vote thereat. Because of the 21-day and 14-day requirements described in this paragraph, our articles of association include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. Each director serves a three-year term, with the expiration of such three-year terms staggered according to class.

If the directors become aware that our net assets are half or less of the amount of our called-up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

Where a poll is demanded at a general meeting, every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by our articles of association. Our articles of association permit shareholders to electronically notify us of the appointment of proxies.

Our articles of association provide that all resolutions shall be decided by a show of hands unless a poll is demanded by: the chairman; at least three shareholders present in person or represented by proxy; any shareholder or shareholders present in person or represented by proxy and holding between them not less than 10% of the total voting rights of all the members having the right to vote at such meeting; or a shareholder or shareholders present in person or represented by proxy holding shares in our company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all such shares conferring such right. Each ordinary shareholder of record as of the record date for the meeting has one vote at a general meeting on a show of hands.

In accordance with our articles of association, our directors may from time to time cause our company to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).

Treasury shares and shares held by our subsidiaries will not be entitled to vote at general meetings of shareholders.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes of our shareholders cast at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of our shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

•	Amending the objects of Warner Chilcott plc;

•	Amending the articles of association of Warner Chilcott plc;

•	Approving the change of name of Warner Chilcott plc;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or related person;

•	Opting out of the preemption rights on the issuance of new shares;

•	Re-registration of Warner Chilcott plc from a public limited company to a private company;

•	Variation of class rights attaching to classes of shares;

•	Non-market purchasing of own shares;

•	Reduction of share capital;

•	Resolving that Warner Chilcott plc be wound up by the Irish courts;

•	Resolving in favor of a shareholder’s voluntary winding up;

•	Re-designation of shares into different share classes; and

•	Setting the re-issue price of treasury shares.

A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of: (1) 75% of the voting shareholders by value and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme.

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of our shares is addressed in our articles of association as well as the Irish Companies Acts. Any variation of class rights attaching to our issued shares must be approved by a special resolution of the shareholders of the class affected.

Quorum for General Meetings

The presence of at least two persons present in person and representing, in person or by proxy, more than 50% in voting rights of our shares constitutes a quorum for the conduct of business. No business may take place at a general meeting of our shareholders if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in our articles of association. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (1) receive a copy of our memorandum and articles of association and notice of any act of the Irish Government which alters our memorandum of association; (2) inspect and obtain copies of the minutes of our general meetings and resolutions; (3) inspect and receive a copy of our register of shareholders, register of directors and secretaries, register of directors’ interests and the other statutory registers we maintain; (4) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (5) receive balance sheets of any of our subsidiaries that have previously been sent to shareholders prior to an annual general meeting during the preceding ten years. Our auditors will also have the right to inspect all of our books, records and vouchers. The auditors’ report is made available to shareholders with Warner Chilcott plc’s Irish statutory accounts 24 days before the annual general meeting and must be read to the shareholders at our annual general meeting.

Acquisitions and Appraisal Rights

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of: (1) 75% of the voting shareholders by value, and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme;

(b)	through a tender offer by a third party for all of our shares. Where the holders of 80% or more of our shares have accepted an offer for their shares in our company, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If our shares were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (“E.U.”), this threshold would be increased to 90%; and

(c)	it is also possible for our company to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross-Border Mergers Directive 2005/56 (as amended by Directive 2009/109/EC of the European Parliament and of the Council of September 16, 2009). Such a merger must be approved by a special resolution. If we are being merged with another E.U. public company under the E.U. Cross-Border Mergers Directive 2005/56 (as amended by Directive 2009/109/EC of the European Parliament and of the Council of September 16, 2009) and the consideration payable to our shareholders is not all in the form of cash, our shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A shareholder of ours must therefore make such a notification to our company if, as a result of a transaction, the shareholder will be interested in 5% or more of our shares; or, if as a result of a transaction, a shareholder who was interested in more than 5% of our shares ceases to be so interested. Where a shareholder is interested in more than 5% of our shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to our company. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of our share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to our company within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of our shares concerned held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, under the Irish Companies Acts, we may by notice in writing require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to: (a) indicate whether or not it is the case and (b) where such person holds or has during that time held an interest in our shares, to give such further information as we may require, including particulars of such person’s own past or present interests in our shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where we serve such a notice on a person who is or was interested in our shares and that person fails to give our company any information required within the reasonable time specified, we may apply to court for an order directing that the affected shares be subject to certain restrictions.

Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

Where our shares are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

In addition to the statutory rights set out above, our articles of association allow our directors to suspend the voting rights attaching to the relevant shares without recourse to the courts where a disclosure notice has not been complied with. Where the disclosure notice that has not been complied with relates to at least 0.25% of the nominal value of all the issued shares of that class, the articles of association also permit the directors to take the following action without recourse to the courts:

(a)	dividends and other distributions payable on those shares may be suspended;

(b)	the directors may decline to register transfers of those shares until the disclosure notice has been complied with or the directors are satisfied that they have been provided with the details of the beneficial owner of the shares or the shares have been transferred on a stock market where the shares are normally traded or are acquired by a person unconnected to the persons believed to have been interested in the shares.

It is within the directors’ general discretion to end the suspension of rights imposed pursuant to these powers under the articles of association.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law, and shareholder approval may be required under Irish law to implement such a plan. In addition, such a plan would be subject to the Irish Takeover Rules described below.

Subject to the Irish Takeover Rules described below, the board has power to issue any of our authorized and unissued shares on such terms and conditions as it may determine (as described above under “—Capital Structure—Authorized Share Capital”) and any such action should be taken in our best interests. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Warner Chilcott plc will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•

the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•

a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in Warner Chilcott plc, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Warner Chilcott plc if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a 12-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire our ordinary shares within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for our ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, then the offer shall be in cash (or accompanied by a full cash alternative) and the price per Warner Chilcott plc ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Warner Chilcott plc. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Warner Chilcott plc is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Warner Chilcott plc and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, our board of directors is not permitted to take any action that might frustrate an offer for our shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by our shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, please see above at “— Preemption Rights, Share Warrants and Share Options” and “—Disclosure of Interests in Shares,” in addition to “—Corporate Governance,” “—Election of Directors,” “—Vacancies on Board of Directors,” “—Removal of Directors,” “—Shareholder Consent to Action Without Meeting,” “—Director Nominations; Proposals of Shareholders” and “—Amendment of Governing Documents” below.

Corporate Governance

Our articles of association delegate the day-to-day management of our company to the board of directors. The board of directors may then delegate management of our company to committees, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of our company. Our committees include a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. In addition, we have adopted a Code of Business Conduct and Ethics.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of our company is Warner Chilcott public limited company. Warner Chilcott plc was incorporated in Ireland as a public limited company on June 2, 2009 with company registration number 471506. Our fiscal year ends on December 31, and our registered address is 1 Grand Canal Square, Docklands, Dublin 2, Ireland.

Duration; Dissolution; Rights upon Liquidation

Our duration is unlimited. We may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the shareholders of our company is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of the shareholders to a return of our company’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in our articles of association or the terms of any preferred shares issued by our company from time to time. The holders of any preferred shares in particular may have the right to priority in a dissolution or winding up of our company. If our articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, our assets will be distributed to shareholders in proportion to the paid up par value of the shares held. Our articles of association provide that the ordinary shareholders of our company are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Certificated and Uncertificated Shares

The shares of our company may be represented in either certificated or uncertificated form.

Stock Exchange Listing

Our ordinary shares are listed on NASDAQ under the symbol “WCRX.”

No Liability for Further Calls or Assessments

All of our issued shares have been duly and validly issued and fully paid.

Transfer and Registration of Shares

Our company’s share register is maintained by our Transfer Agent, American Stock Transfer & Trust Company, LLC. Registration in this share register is determinative of membership in Warner Chilcott plc. A shareholder who holds our shares through DTC is not the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in our company’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on our company’s official share register any transfer of shares (i) from a person who holds such shares outside of DTC to any other person, (ii) from a person who holds such shares through DTC to a person who holds such shares outside of DTC or (iii) from a person who holds such shares through a depository to another person who holds such shares through a depository where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who holds shares outside of DTC to transfer those shares into his or her own broker account at a depository (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our company’s official Irish share register.

Our articles of association delegate to our Secretary or an assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the Secretary or an assistant secretary may do if for any reason such instrument is required and has not been lodged with our company. We may, in our absolute discretion, pay (or cause one of our subsidiaries to pay) any Irish stamp duty payable in respect of a transfer of shares. Our articles of association provide that, in the event of any such payment, we (i) may seek reimbursement from the buyer, (ii) have a lien against the Warner Chilcott plc shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the Irish stamp duty against future dividends on such shares.

The directors may decline to recognize any instrument of transfer unless:

(i)	the instrument of transfer is duly stamped (if required by law) and lodged with our company, at such place as the directors shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer,

(ii)	the instrument of transfer is in respect of only one class of share, and

(iii)	they are satisfied that all applicable consents, authorizations, permissions or approvals required to be obtained pursuant to any applicable law or agreement prior to such transfer have been obtained or that no such consents, authorizations, permissions or approvals are required.

Election of Directors

The Irish Companies Acts provide for a minimum of two directors. Our articles of association provide for a minimum of two directors and a maximum of ten directors. The shareholders of our company may from time to time increase or reduce the maximum number of directors by ordinary resolution, or increase the minimum number of directors by a special resolution amending the articles of association.

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. Each director serves a three-year term, with the expiration of such three-year terms staggered according to class.

Vacancies on Board of Directors

Our articles of association provide that the directors shall have the authority to appoint one or more directors to our board, subject to the maximum number of directors provided for in the articles of association. A vacancy caused by the removal of a director by shareholders may be filled at the meeting at which the director is removed by resolution of our shareholders. If not, it may be filled by the board of directors.

Any director so appointed or elected shall constitute a member of the class of directors represented by the person that was replaced. During any vacancy in the board, the remaining directors shall have full power to act as the board.

Removal of Directors

The Irish Companies Acts provide that notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may by an ordinary resolution remove a director from office before the expiration of his or her term. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against our company in respect of his or her removal.

Duties of the Board of Directors

Our directors have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of our company (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and will be expected to exercise a greater degree of skill and diligence than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on the business of our company while insolvent, without due regard to the interests of creditors). For public limited companies like ours, directors are under a specific duty to ensure that the Secretary is a person with the requisite knowledge and experience to discharge the role.

Indemnification of Directors and Officers; Insurance

Our articles of association confer an indemnity on our directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the Secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of our company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director and the company.

We and our wholly owned subsidiary Warner Chilcott Limited have entered into indemnification agreements (the “Indemnification Agreements”) with each of our directors and our Secretary that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. Specifically, the Indemnification Agreements provide that Warner Chilcott Limited will indemnify the indemnitee against claims related to such indemnitee’s service to our company, and against claims related to such indemnitee’s service to Warner Chilcott Limited, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee (x) for an accounting of profits made from the purchase or sale by such indemnitee of securities of our company, or Warner Chilcott Limited, as applicable, pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of state statutory or common law or (y) for reimbursement to our company, or Warner Chilcott Limited, as applicable, of any bonus or other incentive-based or equity-based compensation or of any profits realized by such indemnitee from the sale of securities of our company, or Warner Chilcott Limited, as applicable, as required under the Exchange Act; (ii) in certain circumstances, in respect of any action, suit or proceeding initiated by the indemnitee against our company, Warner Chilcott Limited or any of our respective subsidiaries, directors, officers, employees, agents or other indemnitees; (iii) in respect of any proceeding brought by our company, Warner Chilcott Limited or any of our respective subsidiaries against such indemnitee; (iv) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; (v) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). The Indemnification Agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Indemnification Agreements further provide that prior to seeking an indemnification payment or expense advancement under the agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy within five business days of a request of the insurer, the indemnitee shall be entitled to receive such indemnification payment or expense advancement pursuant to the terms of the Indemnification Agreement. Any appropriate person or body consisting of a member or members of the board of directors of our company or any other person or body appointed by the board of directors of our company who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel, may preclude an indemnification payment or expense advancement under the Indemnification Agreement if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The Indemnification Agreements provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows our company to indemnify such indemnitee under our articles of association as then in effect, we will reimburse Warner Chilcott Limited for any related indemnification payments or expense advancements.

Our directors may on a case-by-case basis decide at their discretion that it is in the best interest of our company to indemnify an individual director from any liability arising from his or her position as a director of our company. However, this discretion must be exercised bona fide in the best interests of our company as a whole.

In addition, our articles of association provide that, as far as is permissible under the Irish Companies Acts, we shall indemnify any executive officer of our company (excluding the Secretary) against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was an executive officer. This indemnity does not extend to any liability arising out of (a) any fraud or dishonesty in the performance of such person’s duty to our company, or (b) such person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of our company.

We have taken out directors and officers liability insurance, as well as other types of insurance, for our directors and officers.

Limitation on Director Liability

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Conflicts of Interest

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Directors who have a personal interest in a contract or a proposed contract with our company are required to declare the nature of their interest at a meeting of our directors. We are required to maintain a register of such declared interests which must be available for inspection by the shareholders.

Our articles of association provide that a director may hold any other office with our company or any of our subsidiaries (except that of auditor) and may be paid extra remuneration therefor; a director may act by himself or for his firm in a professional capacity for our company and shall be entitled to remuneration therefor; and subject to the provisions of the applicable law, a director may be a party to, or otherwise interested in, any transaction or arrangement with our company or in which we are interested. Further, so long as a director declares his interest at the first opportunity at a meeting of the board of directors or by writing to the board of directors, he will not be accountable to our company for any benefit he derives from any such arrangements.

Our articles of association, to the maximum extent permitted under Irish law, renounce any interest or expectancy of our company in opportunities that are presented to our officers, directors or shareholders, or their affiliates.

Shareholders’ Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Warner Chilcott plc. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against Warner Chilcott plc would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that the company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:

•	Where an ultra vires or illegal act is perpetrated.

•	Where more than a bare majority is required to ratify the “wrong” complained of.

•	Where the shareholders’ personal rights are infringed.

•	Where a fraud has been perpetrated upon a minority by those in control.

•	Where the justice of the case requires a minority to be permitted to institute proceedings.

The shareholders of our company may also bring proceedings against our company where the affairs of our company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct which is burdensome, harsh or wrong. The conduct must relate to our internal management. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Shareholder Consent to Action Without Meeting

The Irish Companies Acts provide that shareholders may approve an ordinary or special resolution of shareholders without a meeting if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Our articles of association do not include provisions permitting shareholders to take action by written resolution.

Record Dates for Shareholder Meetings

Our articles of association provide that the record date for any general shareholder meeting shall be at least ten days and at most 60 days prior to the general meeting.

Director Nominations; Proposals of Shareholders

Our articles of association provide that with respect to general meetings of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be proposed by or at the direction of the board of directors; at the direction of the High Court of Ireland; by shareholders in accordance with the relevant provisions of the Irish Companies Acts or, in respect of annual general meetings only, in accordance with the procedures set forth in the articles of association; or by the chairman of the meeting.

In order to comply with the advance notice procedures of our articles of association, a shareholder must give written notice to our Secretary on a timely basis. To be timely for an annual general meeting, notice must be received by our company not less than 120 days nor more than 150 days in advance of the first anniversary of the notice convening our annual general meeting for the prior year.

The notice must include the name and address of the shareholder who intends to make a proposal or nomination and certain affiliates of the shareholder (each, a “Shareholder Associated Person”); the class and number of shares held by the shareholder and any Shareholder Associated Person; a description of any agreement, arrangement or understanding with respect to the proposal or nomination between the shareholder and any Shareholder Associated Person; a description of any agreement, arrangement or understanding that has been entered into by or on behalf of the shareholder or any Shareholder Associated Person the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of, such shareholder or Shareholder Associated Person with respect to shares of Warner Chilcott plc; a representation that the shareholder is a record holder of shares of Warner Chilcott plc and is entitled to vote at the shareholder meeting; and a representation of whether the shareholder or the Shareholder Associated Person, if any, intends to deliver a proxy statement or otherwise solicit proxies in favor of the proposal or nomination. In addition, a notice regarding a shareholder proposal must include the text of the proposal, a brief description of the proposed business and the reasons for conducting such business at the meeting. With respect to a shareholder nomination, we may require the proposed nominee to furnish additional information to determine the eligibility of the proposed nominee to serve as a director.

The chairman of the meeting may refuse to transact any business or may disregard nomination of any person if a shareholder fails to comply with the foregoing procedures.

Additionally, the Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “—General Meetings of Shareholders.”

Adjournment of Shareholder Meetings

Our articles of association provide that the chairman of any shareholder meeting may, with the consent of a majority of votes cast by the shareholders present and voting on an adjournment proposal at a meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting from time to time and from place to place. No business shall be conducted at any adjourned meeting other than business which might have been transacted at the meeting from which the adjournment took place. Any meeting duly called at which a quorum is not present shall be adjourned and we shall provide notice pursuant to our articles of association.

Amendment of Governing Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct general obligations. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be convertible into other securities, including our ordinary shares. The debt securities will be issued under one or more separate indentures between our company and a financial institution that will act as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to individually as an indenture and collectively as the indentures. Each of the senior debt trustee and the subordinated debt trustee is referred to individually as a trustee and collectively as the trustees. The material terms of any indenture will be set forth in the applicable prospectus supplement.

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The senior indenture and subordinated indenture are substantially identical, except for the provisions relating to subordination.

Neither indenture will limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered. These terms will include some or all of the following:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

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if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the date or dates on which the principal of the debt securities may be payable;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities shall bear interest, if any;

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the date or dates from which such interest shall accrue, on which shall interest shall be payable, and on which a record shall be taken for the determination of holders of the debt securities to whom interest is payable;

•	the place or places where the principal and interest shall be payable;

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our right, if any, to redeem the debt securities, in whole or in part, at our option and the period or periods within which, the price or prices at which and any terms and conditions upon which such debt securities may be so redeemed, pursuant to any sinking fund or otherwise;

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our obligation, if any, of the Company to redeem, purchase or repay any debt securities pursuant to any mandatory redemption, sinking fund or other provisions or at the option of a holder of the debt securities;

•	if other than denominations of $2,000 and any higher integral multiple of $1,000, the denominations in which the debt securities will be issuable;

•	if other than the currency of the United States, the currency or currencies, in which payment of the principal and interest shall be payable;

•	whether the debt securities will be issued in the form of global securities;

•	provisions, if any, for the defeasance of the debt securities;

•	any U.S. federal income tax consequences; and

•	other specific terms, including any deletions from, modifications of or additions to the events of default or covenants described below or in the applicable indenture.

Senior Debt

We will issue under the senior indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all our other unsecured and unsubordinated debt.

Subordinated Debt

We will issue under the subordinated indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all our “senior indebtedness.” “Senior indebtedness” is defined in the subordinated indenture and generally includes obligations of, or guaranteed by, us for borrowed money, or as evidenced by bonds, debentures, notes or other similar instruments, or in respect of letters of credit or other similar instruments, or to pay the deferred purchase price of property or services, or as a lessee under capital leases, or as secured by a lien on any asset of ours. “Senior indebtedness” does not include the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to, or pari passu with, the subordinated debt securities. In general, the holders of all senior indebtedness are first entitled to receive payment in full of such senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

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any insolvency or bankruptcy proceedings, or any receivership, dissolution, winding up, total or partial liquidation, reorganization or other similar proceedings in respect of us or a substantial part of our property, whether voluntary or involuntary;

•

(i) a default having occurred with respect to the payment of principal or interest on or other monetary amounts due and payable with respect to any senior indebtedness or (ii) an event of default (other than a default described in clause (i) above) having occurred with respect to any senior indebtedness that permits the holder or holders of such senior indebtedness to accelerate the maturity of such senior indebtedness. Such a default or event of default must have continued beyond the period of grace, if any, provided in respect of such default or event of default, and such a default or event of default shall not have been cured or waived or shall not have ceased to exist; and

•

the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to the subordinated indenture. This declaration must not have been rescinded and annulled as provided in the subordinated indenture.

Authentication and Delivery

We will deliver the debt securities to the trustee for authentication, and the trustee will authenticate and deliver the debt securities upon our written order.

Events of Default

When we use the term “Event of Default” in the indentures with respect to the debt securities of any series, set forth below are some examples of what we mean:

(1)	default in the payment of the principal on the debt securities when it becomes due and payable at maturity or otherwise;

(2)	default in the payment of interest on the debt securities when it becomes due and payable, and such default continues for a period of 30 days;

(3)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clauses (1) or (2) above) and the default or breach continues for a period of 90 consecutive days or more after written notice to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of all series affected thereby;

(4)	the occurrence of certain events of bankruptcy, insolvency, or similar proceedings with respect to us or any substantial part of our property; or

(5)	any other Events of Default that may be set forth in the applicable prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (4) above) with respect to the debt securities of any series then outstanding occurs and is continuing, then either the trustee or the holders of not less than 25% in principal amount of the securities of all such series then outstanding in respect of which an Event of Default has occurred may by notice in writing to us declare the entire principal amount of all debt securities of the affected series, and accrued interest, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

If an Event of Default described in clause (4) above occurs and is continuing, then the principal amount of all the debt securities then outstanding and accrued interest shall be and become due immediately and payable without any declaration, notice or other action by any holder of the debt securities or the trustee.

The trustee will, within 90 days after the occurrence of any default actually known to it, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal or interest when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Satisfaction, Discharge and Defeasance

We may discharge our obligations under each indenture, except as to:

•	the rights of registration of transfer and exchange of debt securities, and our right of optional redemption, if any;

•	substitution of mutilated, defaced, destroyed, lost or stolen debt securities;

•	the rights of holders of the debt securities to receive payments of principal and interest;

•	the rights, obligations and immunities of the trustee; and

•	the rights of the holders of the debt securities as beneficiaries with respect to the property deposited with the trustee payable to them (as described below);

when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered by us to the trustee for cancellation; or

•

all the debt securities of any series issued that have not been delivered by us to the trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of such series not delivered to the trustee for cancellation, including principal and interest due or to become due on or prior to such date of maturity or redemption;

•	we have paid or caused to be paid all other sums then due and payable under such indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

In addition, unless the applicable prospectus supplement and supplemental indenture otherwise provide, we may elect either (i) to have our obligations under each indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”) or (ii) to be released from our obligations under each indenture with respect to certain covenants applicable to the outstanding debt securities of any series (“covenant defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under such indenture and covenant defeasance means that we will no longer be required to comply with the obligations with respect to such covenants (and an omission to comply with such obligations will not constitute a default or event of default).

In order to exercise legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants, to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal and interest at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, the redemption date;

•

we have delivered to the trustee an opinion of counsel stating that, under then applicable U.S. federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to the same federal income tax as would be the case if the defeasance did not occur;

•	no default relating to bankruptcy or insolvency and, in the case of a covenant defeasance, no other default has occurred and is continuing at any time;

•

if at such time the debt securities of such series are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such defeasance; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance have been complied with.

We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred shares, ordinary shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between our company and a warrant agent that we will name in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, preferred shares, ordinary shares, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by our company or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Warner Chilcott, its affiliates, the trustees, the warrant agents, the unit agents or any other agent of Warner Chilcott, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We and/or the selling shareholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling shareholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling shareholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling shareholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling shareholders, if applicable, to indemnification by us and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our ordinary shares, which are listed on NASDAQ. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our ordinary shares, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about issuers like Warner Chilcott who file electronically with the SEC. The address of the site is http://www.sec.gov.

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed) until the termination of all offerings of all of the securities covered by this prospectus.

Warner Chilcott SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2011

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2012 and June 30, 2012

Current Reports on Form 8-K and Form 8-K/A	Filed on November 13, 2009 (with respect to Exhibit 99.1 only), February 1, 2012, March 13, 2012, May 1, 2012 (except Item 7.01 and Exhibits 99.1 and 99.2), May 9, 2012, July 9, 2012, August 13, 2012, August 17, 2012, August 21, 2012, September 11, 2012 and November 6, 2012.

The description of Warner Chilcott plc’s ordinary shares contained in the Current Report on Form 8-K12G3	August 21, 2009

Documents incorporated by reference in this document are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

c/o Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Investor Relations

Telephone: (973) 442-3200

We maintain a website at www.wcrx.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements:

•	our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts;

•	competitive factors in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products;

•	our ability to protect our intellectual property;

•

a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or third party manufacturers, packagers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain;

•

pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, and the continued consolidation of the distribution network through which we sell our products;

•	changes in tax laws or interpretations that could increase our consolidated tax liabilities;

•

government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals;

•	adverse outcomes in our outstanding litigation or arbitration matters or an increase in the number of litigation matters to which we are subject;

•	the loss of key senior management or scientific staff;

•	our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products;

•	our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and

•	the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2011, and from time to time in our other investor communications.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

LEGAL MATTERS

The validity of the ordinary shares and preferred shares in respect of which this prospectus is being delivered will be passed on for us by Arthur Cox, Solicitors, Dublin, Ireland. The validity of the other securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Procter & Gamble Pharmaceuticals as of June 30, 2009 and June 30, 2008 and for each of the three years in the period ended June 30, 2009 incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Warner Chilcott plc dated November 13, 2009 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given on their authority as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

Warner Chilcott plc is an Irish public limited company. In addition, some of the officers and directors of Warner Chilcott plc, as well as certain of the experts named in this prospectus, reside outside the United States, and some or all of their respective assets are or may be located in jurisdictions outside of the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Warner Chilcott plc or them on judgments of U.S. courts, including judgments based upon the civil liability provisions of U.S. federal securities laws. However, investors may serve Warner Chilcott plc with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of the securities covered by this prospectus by serving Warner Chilcott Corporation, 100 Enterprise Drive, Rockaway, New Jersey 07866, Attention: General Counsel, its U.S. agent appointed for that purpose.

We have been advised by our Irish counsel, Arthur Cox, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

An Irish court may stay proceedings if concurrent proceedings are being brought elsewhere. Judgments of U.S. courts of liabilities predicated upon U.S. federal securities laws may not be enforced by Irish courts if deemed to be contrary to public policy in Ireland.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be borne by the registrant in connection with the offerings described in this registration statement, including offerings by any selling security holder.

Registration fee	$	*
Transfer Agent and Trustee fees and expenses	$	**
Printing	$	**
Accounting fees and expenses	$	**
Legal fees and expenses	$	**
Rating agency fees	$	**
Miscellaneous	$	**

Total	$	**

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b).
**	Not presently known.

Item 15.	Indemnification of Directors and Officers

Warner Chilcott Limited and Warner Chilcott plc have entered into indemnification agreements (the “Indemnification Agreements”) with each of the directors of Warner Chilcott plc and its Secretary that provide that Warner Chilcott Limited will indemnify the indemnitee against claims related to such indemnitee’s service to Warner Chilcott plc, and against claims related to such indemnitee’s service to Warner Chilcott Limited, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee (x) for an accounting of profits made from the purchase or sale by such indemnitee of securities of Warner Chilcott plc, or Warner Chilcott Limited, as applicable, pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of state statutory or common law or (y) for reimbursement to Warner Chilcott plc, or Warner Chilcott Limited, as applicable, of any bonus or other incentive-based or equity-based compensation or of any profits realized by such indemnitee from the sale of securities of Warner Chilcott plc, or Warner Chilcott Limited, as applicable, as required under the Exchange Act; (ii) in certain circumstances, in respect of any action, suit or proceeding initiated by the indemnitee against Warner Chilcott plc, Warner Chilcott Limited or any of their respective subsidiaries, directors, officers, employees, agents or other indemnitees; (iii) in respect of any proceeding brought by Warner Chilcott plc, Warner Chilcott Limited or any of their respective subsidiaries against such indemnitee; (iv) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; (v) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). The Indemnification Agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Indemnification Agreements further provide that prior to seeking an indemnification payment or expense advancement under the agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy within five business days of a request of the insurer, the indemnitee shall be entitled to receive such indemnification payment or expense advancement pursuant to the terms of the Indemnification Agreement. Any appropriate person or body consisting of a member or members of the board of directors of Warner Chilcott plc or any other person or body appointed by the board of directors of Warner Chilcott plc who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel, may preclude an indemnification payment or expense advancement under the Indemnification Agreement if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The Indemnification Agreements provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows Warner Chilcott plc to indemnify such indemnitee under its articles of association as then in effect, Warner Chilcott plc will reimburse Warner Chilcott Limited for any related indemnification payments or expense advancements.

Our directors may on a case-by-case basis decide at their discretion that it is in the best interest of our company to indemnify an individual director from any liability arising from his or her position as a director of our company. However, this discretion must be exercised bona fide in the best interests of our company as a whole.

Our articles of association confer an indemnity on our directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. Under Irish law, a company may not exempt its directors or Secretary from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors and the Secretary may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result. This restriction on indemnification does not apply to executives who are not directors or the Secretary of Warner Chilcott plc.

In addition, the articles of association of Warner Chilcott plc also contain an indemnity for each executive officer (other than the Secretary or the directors) against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was an executive officer of Warner Chilcott plc; provided, however, that Warner Chilcott plc shall not indemnify any such person against any liability arising out of (a) any fraud or dishonesty in the performance of such person’s duty to the Warner Chilcott plc, or (b) such person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of Warner Chilcott plc.

Warner Chilcott plc has taken out directors and officers liability insurance, as well as other types of insurance, for its directors and officers.

Item 16.	Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit No.	Document

1.1	Form of Underwriting Agreement*

3.1	Memorandum and Articles of Association of Warner Chilcott plc (Incorporated by reference to Exhibit 3.1 to Warner Chilcott plc’s Current Report on Form 8-K12G3 (Commission File No. 000-53772) filed on August 21, 2009)

4.1	Form of Senior Indenture

4.2	Form of Subordinated Indenture

4.3	Form of Senior Note*

4.4	Form of Subordinated Note*

4.5	Form of Warrant Agreement*

4.6	Form of Purchase Contract*

4.7	Form of Unit Agreement*

Exhibit No.	Document

4.8	Amended and Restated Shareholders Agreement, dated as of March 31, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the Shareholders party thereto (Incorporated by reference to Exhibit 4.3 to Warner Chilcott Holdings Company III, Limited’s Registration Statement on Form S-4 (Registration No. 333-126660) filed on July 18, 2005)

4.9	First Amendment to the Amended and Restated Shareholders Agreement, dated April 19, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the Shareholders party thereto (Incorporated by reference to Exhibit 4.4 to Warner Chilcott Holdings Company III, Limited’s Registration Statement on Form S-4 (Registration No. 333-126660) filed on July 18, 2005)

4.10	Second Amendment to the Amended and Restated Shareholders Agreement, dated as of August 20, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (Incorporated by reference to Exhibit 4.3 to Warner Chilcott plc’s Current Report on Form 8-K12G3 (Commission File No. 000-53772) filed on August 21, 2009)

4.11	Waiver of the Amended and Restated Shareholders Agreement, dated as of November 24, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (Incorporated by reference to Exhibit 4.1 to Warner Chilcott plc’s Current Report on Form 8-K (Commission File No. 000-53772) filed on November 24, 2009)

4.12	Management Shareholders Agreement, dated as of March 28, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited, the Management Shareholders party thereto and the Shareholders party thereto (Incorporated by reference to Exhibit 4.5 to Warner Chilcott Holdings Company III, Limited’s Registration Statement on Form S-4 (Registration No. 333-126660) filed on July 18, 2005)

4.13	Joinder Agreement, dated as of April 1, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and Paul S. Herendeen (Incorporated by reference to Exhibit 4.6 to Warner Chilcott Holdings Company III, Limited’s Registration Statement on Form S-4 (Registration No. 333-126660) filed on July 18, 2005)

4.14	First Amendment to the Management Shareholders Agreement, dated as of September 17, 2007, by and among Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (Incorporated by reference to Exhibit 4.12 to Warner Chilcott plc’s Registration Statement on Form S-3 (Registration No. 333-163079) filed on November 13, 2009)

4.15	Second Amendment to the Management Shareholders Agreement, dated as of August 20, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (Incorporated by reference to Exhibit 4.4 to Warner Chilcott plc’s Current Report on Form 8-K12G3 (Commission File No. 000-53772) filed on August 21, 2009)

4.16	Form of Share Certificate (Incorporated by reference to Exhibit 4.5 to Warner Chilcott plc’s Current Report on Form 8-K12G3 (Commission File No. 000-53772) filed on August 21, 2009)

5.1	Opinion of Davis Polk & Wardwell LLP

5.2	Opinion of Arthur Cox, Solicitors

12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges

Exhibit No.	Document

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.4	Consent of Arthur Cox, Solicitors (included in Exhibit 5.2)

24.1	Power of Attorney (included on signature page)

25.1	Statement of Eligibility on Form T-1 for Senior Indenture*

25.2	Statement of Eligibility on Form T-1 for Subordinated Indenture*

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1) (i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on the 8th day of November 2012.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/s/ Roger M. Boissonneault
	Name:	Roger M. Boissonneault
	Title:	Chief Executive Officer and President
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger M. Boissonneault, Paul Herendeen and Ryan Sullivan, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and supplements (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required and necessary to be done in the premises, as fully and to all intents and purposes as the undersigned could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger M. Boissonneault Roger M. Boissonneault	Chief Executive Officer, President and Director (Principal Executive Officer) and Authorized Representative in the United States	November 8, 2012

/s/ Paul Herendeen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2012
Paul Herendeen

/s/ Todd M. Abbrecht	Director	November 8, 2012
Todd M. Abbrecht

/s/ James H. Bloem	Director	November 8, 2012
James H. Bloem

/s/ John P. Connaughton	Director	November 8, 2012
John P. Connaughton

/s/ Liam M. Fitzgerald	Director	November 8, 2012
Liam M. Fitzgerald

/s/ John A. King, Ph.D.	Director	November 8, 2012
John A. King, Ph.D.

/s/ Stephen P. Murray	Director	November 8, 2012
Stephen P. Murray

/s/ Patrick J. O’Sullivan	Director	November 8, 2012
Patrick J. O’Sullivan

EXHIBIT INDEX

Exhibit No.	Document

1.1	Form of Underwriting Agreement*

3.1	Memorandum and Articles of Association of Warner Chilcott plc (Incorporated by reference to Exhibit 3.1 to Warner Chilcott plc’s Current Report on Form 8-K12G3 (Commission File No. 000-53772) filed on August 21, 2009)

4.1	Form of Senior Indenture

4.2	Form of Subordinated Indenture

4.3	Form of Senior Note*

4.4	Form of Subordinated Note*

4.5	Form of Warrant Agreement*

4.6	Form of Purchase Contract*

4.7	Form of Unit Agreement*

4.8	Amended and Restated Shareholders Agreement, dated as of March 31, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the Shareholders party thereto (Incorporated by reference to Exhibit 4.3 to Warner Chilcott Holdings Company III, Limited’s Registration Statement on Form S-4 (Registration No. 333-126660) filed on July 18, 2005)

4.9	First Amendment to the Amended and Restated Shareholders Agreement, dated April 19, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the Shareholders party thereto (Incorporated by reference to Exhibit 4.4 to Warner Chilcott Holdings Company III, Limited’s Registration Statement on Form S-4 (Registration No. 333-126660) filed on July 18, 2005)

4.10	Second Amendment to the Amended and Restated Shareholders Agreement, dated as of August 20, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (Incorporated by reference to Exhibit 4.3 to Warner Chilcott plc’s Current Report on Form 8-K12G3 (Commission File No. 000-53772) filed on August 21, 2009)

4.11	Waiver of the Amended and Restated Shareholders Agreement, dated as of November 24, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (Incorporated by reference to Exhibit 4.1 to Warner Chilcott plc’s Current Report on Form 8-K (Commission File No. 000-53772) filed on November 24, 2009)

4.12	Management Shareholders Agreement, dated as of March 28, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited, the Management Shareholders party thereto and the Shareholders party thereto (Incorporated by reference to Exhibit 4.5 to Warner Chilcott Holdings Company III, Limited’s Registration Statement on Form S-4 (Registration No. 333-126660) filed on July 18, 2005)

4.13	Joinder Agreement, dated as of April 1, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and Paul S. Herendeen (Incorporated by reference to Exhibit 4.6 to Warner Chilcott Holdings Company III, Limited’s Registration Statement on Form S-4 (Registration No. 333-126660) filed on July 18, 2005)

Exhibit No.	Document

4.14	First Amendment to the Management Shareholders Agreement, dated as of September 17, 2007, by and among Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (Incorporated by reference to Exhibit 4.12 to Warner Chilcott plc’s Registration Statement on Form S-3 (Registration No. 333-163079) filed on November 13, 2009)

4.15	Second Amendment to the Management Shareholders Agreement, dated as of August 20, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (Incorporated by reference to Exhibit 4.4 to Warner Chilcott plc’s Current Report on Form 8-K12G3 (Commission File No. 000-53772) filed on August 21, 2009)

4.16	Form of Share Certificate (Incorporated by reference to Exhibit 4.5 to Warner Chilcott plc’s Current Report on Form 8-K12G3 (Commission File No. 000-53772) filed on August 21, 2009)

5.1	Opinion of Davis Polk & Wardwell LLP

5.2	Opinion of Arthur Cox, Solicitors

12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.4	Consent of Arthur Cox, Solicitors (included in Exhibit 5.2)

24.1	Power of Attorney (included on signature page)

25.1	Statement of Eligibility on Form T-1 for Senior Indenture*

25.2	Statement of Eligibility on Form T-1 for Subordinated Indenture*

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K.